Exhibit 19

Insider Trading Policy

Policy

Avista’s Insider Trading Policy (“Policy”) applies to our Directors, Executive Officers, employees, and consultants with respect to the trading of Avista securities, as well as the securities of publicly traded companies with whom we have a business relationship.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect Avista’s reputation for integrity and ethical conduct.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public (“material nonpublic information”). These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade based on the information. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

Scope & Applicability

Persons Covered: This Policy applies to Directors, Executive Officers, employees, and consultants of Avista or its subsidiaries. The same restrictions that apply to you also apply to your Relatives who reside with you, anyone else who lives in your household, and any Relatives who do not live in your household but whose transactions in Avista securities are directed by you or are subject to your influence or control or who may consult with you before they trade in Avista securities.

Companies Covered: This Policy is not limited to trading in Avista securities -- it includes trading in the securities of any entity with whom Avista has a relationship, does business with or competes. Information that is not material to Avista may nevertheless be material to one of those other firms.

Transactions Covered: Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock,

debt securities (debentures, bonds and notes), as well as “short sales”. Trading also includes certain transactions under Avista plans and specific circumstances as follows:

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Stock Option Exercises/Performance Shares: This Policy’s trading restrictions generally do not apply to the exercise of a stock option, the award of performance shares, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

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401(k) Plan: This Policy’s trading restrictions do not apply to purchases of Avista shares in the 401(k) Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply to elections you may make under the 401(k) plan to: (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Avista stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Avista stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Avista stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Avista stock fund.

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Dividend Reinvestment Plan: This Policy’s trading restrictions do not apply to purchases of Avista stock under Avista’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Avista securities. The trading restrictions do apply to dividend reinvestments outside of Avista’s plan, voluntary purchases of Avista stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Avista stock purchased pursuant to the plan.

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Gifts of Securities to Family Member: If you are a Director, Executive Officer, or designated employee, listed in Schedule I below, you may make bona fide gifts of securities of Avista to Relatives, regardless of whether the trading window is open, so long as you obtain the prior approval of Avista’s General Counsel (or Alternate Approver, if applicable), and the Relative(s) agrees not to sell the securities of Avista except during a trading window.

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Gifts of Securities to Family Trust: If you are a Director, Executive Officer, or designated employee, you may make bona fide gifts of securities of Avista to a family trust, regardless of whether the trading window is open, so long as you obtain the prior approval of Avista’s General Counsel (or Alternate Approver, if applicable), and (a) there is no consideration for gifting the securities, and (b) the trustee agrees not to sell the securities of Avista except during a trading window.

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Gifts of Securities to Charitable Organizations: If you are a Director, Executive Officer, or designated employee, you may make bona fide gifts of securities of Avista to a charitable organization if the trading window is open, so long as you obtain the prior approval of Avista’s General Counsel (or Alternate Approver, if applicable). If you or any of your Relatives is a trustee, director, officer, or employee of the charitable organization, the charitable organization must agree not to sell the securities of Avista except during a trading window.

Definitions

Alternate Approver: The Chief Financial Officer serves as the alternate approver of transactions in Avista securities if the General Counsel is unavailable.

Covered Persons: Directors, Executive Officers subject to Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”, and certain designated employees and consultants of Avista and its subsidiaries who have recurring access to material nonpublic information about Avista. Employees who come into possession of material nonpublic information about Avista are also considered Covered Persons until such time as that information becomes Publicly Available.

Material Information: Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that could reasonably be expected to affect the price of the security is material.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of specific information should be resolved in favor of materiality, and trading should be avoided.

Common examples of material information are:

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Earnings information, financial results, projections of future earnings or losses
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Earnings inconsistent with the consensus expectations of the investment community
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Major events regarding Avista securities, including declaration of a stock split or offering of additional securities
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Pending or proposed mergers, acquisitions or tender offers, joint ventures
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Acquisition or disposition of significant assets
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Executive management changes or change of auditors.
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Severe financial liquidity problems

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Actual or threatened major litigation, or the resolution of such litigation
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Major contracts, orders, suppliers, customers, or finance sources
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Cybersecurity risks or vulnerabilities including incidents and breaches

Publicly Available: Nonpublic information is information that is not generally known or available to the public. Information is considered to be publicly available only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to fully absorb the information. As a general rule, information is considered nonpublic until after the second full trading day after the information is released. For example, if Avista announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Avista securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if Avista announces earnings after trading begins on that Tuesday, the first time you can buy or sell Avista securities is the opening of the market on Friday.

Relatives: Spouse, domestic partner, significant other, child, parent, sibling, grandparent or grandchild, aunt, uncle, first cousin, niece, nephew, or any member of the employee’s household. Relatives may also include individuals in a step or in-law relationship with any of the above listed relative categories, or any other person with such a close association as to suggest conflict in the employment relationship.

Your Responsibilities

Employees must review and understand all provisions of this Policy. Your compliance is of the utmost importance both for you and Avista. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Additionally, you are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Prohibited Conduct

The following actions are prohibited under this Policy:

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No Trading on Insider Information: You may not trade in the securities of Avista, directly or through Relatives or other persons or entities, if you are aware of material nonpublic information relating to Avista. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with Avista.

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No Tipping: You may not pass material nonpublic information to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

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No Exception for Hardship: The existence of a personal financial emergency does not excuse you from compliance with this Policy.

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Blackout Periods: You may not trade during blackout periods if you have been designated as a Covered Person. Avista will notify you if you are subject to the Covered Persons Addendum of this Policy.

The Addendum generally prohibits trading in Avista securities during quarterly blackout periods (beginning 14 days before the end of the quarter and ending after the second full business day following the release of Avista’s earnings for the quarter) and during certain event-specific blackouts. Directors and Executive Officers also must pre-clear all transactions in Avista securities with the General Counsel, even during an open trading window.

Additionally, Avista considers it improper and inappropriate for those employed by or associated with Avista to engage in short-term or speculative transactions in Avista securities or in other transactions in Avista securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Avista securities is subject to the following additional guidance.

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Short Sales: You may not engage in short sales of Avista securities (sales of securities that are not then owned), including a “sale against the box” (a sale delayed delivery).

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Hedging Transactions: Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company's other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

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Publicly Traded Options: You may not engage in transactions in publicly traded Avista options, such as puts, calls, and other derivative securities, on an exchange or in any other organized market.

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Standing Orders: Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

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Margin Accounts and Pledges: Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Avista securities in a margin account or pledging Avista securities as collateral for a loan. Pledging of Avista securities as collateral for a loan must be pre-cleared with the General Counsel (or Alternate Approver, if applicable).

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10b5-1 Trading Plans: 10b5-1 trading plans covering Avista securities are prohibited under this policy.

Post-Termination Transactions

This Policy continues to apply to your transactions in Avista securities even after you have terminated employment or other services to Avista or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Avista securities until that information has become public or is no longer material.

Violations & Penalties for Noncompliance

Employees determined to have violated this policy will be subject to disciplinary action, up to and including termination of employment, for cause, whether or not your failure to comply with this Policy results in a violation of law. In addition, the following penalties may apply:

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Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

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Controlling Person Liability. If Avista fails to take appropriate steps to prevent illegal insider trading, Avista may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to Avista’s Directors, Officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Questions & Contacts

If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel at (509) 495-2208. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

Version History

08/09/2002	Adopted by the Board of Directors
11/13/2009	Amended
11/12/2010	Amended
05/10/2018	Amended
05/11/2021	Format Updated; Minor Content Changes
05/11/2023	Amended
03/08/2023	Minor Content Changes; Updated Relatives Definition

AVISTA CORPORATION

COVERED PERSONS ADDENDUM TO INSIDER TRADING POLICY

PRE-CLEARANCE AND BLACKOUT PROCEDURES

This Addendum is in addition to and supplements Avista’s Insider Trading Policy. It applies to Covered Persons as defined in the Insider Trading Policy who have access to material nonpublic information about Avista.

The names of the Covered Persons subject to this addendum are listed in Schedule I. Avista may from time to time designate other individuals who are subject to this Addendum and will amend Schedule I as necessary to reflect such changes or the change of status of any individual.

Directors and Executive Officers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16.

Pre-clearance Procedures

Directors and Executive Officers, together with Relatives and other members of their household, may not engage in any transaction involving Avista securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from Avista’s General Counsel. If the General Counsel is unavailable, the Chief Financial Officer (“CFO”) will act as the alternate approver for pre-clearance of the transaction (“Alternate Approver”). A request for pre-clearance should be submitted to the General Counsel (or Alternate Approver, if applicable) at least two business days in advance of the proposed transaction. The General Counsel may not trade in Avista securities unless the CFO has approved the trade(s) in accordance with the procedures set forth in this addendum. These pre-clearance procedures will allow Avista to assist Directors and Executive Officers in complying with Rules 144 and Section 16a reporting and to avoid potential problems under Section 16b.

Blackout Procedures

All Directors, Executive Officers, and Covered Persons are subject to the following blackout procedures:

Quarterly Blackout Periods: You may not trade in Avista securities during the period beginning 14 days prior to the end of a quarter and ending after the second full business day following the release of Avista’s earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule I attached to

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this addendum and all other persons who are informed by the General Counsel that they are subject to the quarterly blackout periods. If the General Counsel is not available, the CFO will inform any individuals not listed on Schedule I that they are subject to the quarterly blackout periods.

Interim Earnings Guidance and Event-Specific Blackouts: Avista may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while Avista is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to Avista and is known by only a few Directors, Executive Officers, or Covered Persons. The General Counsel will notify these individuals that they are subject to the event-specific blackout. If the General Counsel is not available, the CFO will provide the notification. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as any persons subject to pre-clearance procedures, may not trade in Avista securities. The existence of an event-specific blackout will not be generally announced or known, other than to those who are made aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance happens to request permission to trade in Avista securities during an event-specific blackout, the General Counsel (or Alternate Approver, if applicable) will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should take care not to disclose the existence of the blackout to any other person.

The failure of the General Counsel or CFO to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Directors and Executive Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Avista securities if you are aware of material nonpublic information about Avista.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in Avista securities until that information has become public

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or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Avista securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services. Directors and Executive Officers leaving the Board or Company should consult with the General Counsel about their continuing obligation to comply with Section 16 and Rule 144.

Company Assistance

Your compliance with this Addendum and Avista’s Insider Trading Policy is of the utmost importance both for you and for Avista. If you have any questions about this Addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the General Counsel.

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